Calculation of Filing Fee Tables
S-8
Enhabit, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	3,289,042	$ 9.28	$ 30,522,309.76	0.0001531	$ 4,672.97
Total Offering Amounts:						$ 30,522,309.76		$ 4,672.97
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,672.97
Offering Note
[1]	The amount registered reflected in Table 1 above represents the number of shares of common stock, par value $0.01 per share ("Common Stock"), of Enhabit, Inc. (the "Registrant") potentially deliverable pursuant to the Enhabit, Inc. 2025 Equity and Incentive Compensation Plan (the "Plan") being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this registration statement on Form S-8 also covers such indeterminate number of additional shares of Common Stock as may become deliverable pursuant to the anti-dilution provisions of the Plan. The proposed maximum offering price per unit and the maximum aggregate offering price in Table 1 above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $9.28, the average of the high and low sale prices of such shares on the New York Stock Exchange on June 20, 2025, which is a date within five business days prior to filing.